Exhibit 99.1

STORE Capital Increases Quarterly Dividend 2.9%;

Provides Acquisition Guidance for Second Half of 2020

SCOTTSDALE, Ariz., September 15, 2020 -- STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced that it has declared a regular quarterly cash dividend on its common stock of $0.36 per share for the third quarter ending September 30, 2020. This represents an annualized dividend of $1.44 per share, a 2.9% increase from the prior rate. The dividend will be paid on October 15, 2020 to STORE Capital stockholders of record as of the close of business on September 30, 2020.

Additionally, the Company announced that it expects to complete between $300 million to $425 million of real estate acquisitions, net of sales, in the second half of fiscal 2020. This would bring total net acquisition volume for full year 2020 to a range of $625 million to $750 million.

“We are very encouraged by our progress and that of our tenants over the past five months, which has collectively given our Board the confidence to raise our dividend,” said Christopher H. Volk, Chief Executive Officer of STORE Capital. “At the same time, we have maintained a healthy acquisition pipeline exceeding $12 billion throughout the pandemic, together with sustained balance sheet and liquidity strength. With our ability to source real estate acquisitions that benefit our customers and are accretive to our stockholders, we are happy to reinitiate investment guidance for the year. We look forward to the opportunity to return our growth to historic levels in 2021 as the impacts from the pandemic on business continue to abate.”

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in more than 2,500 property locations across the United States, substantially all of which are profit centers. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed

STORE Capital Corporation

in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Financial Profiles, Inc.

STORECapital@finprofiles.com

Investors or Media:

Moira Conlon, 310-622-8220

Lisa Mueller, 310-622-8231

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